Exhibit 99.1

ImmunoCellular Therapeutics Announces Second Quarter 2017 Financial Results

-Company to Host Business Update Conference Call and Webcast on August 23, 2017-

Los Angeles, CA – August 14, 2017 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today announced financial results for the second quarter 2017.

For the quarter ended June 30, 2017, ImmunoCellular incurred a net loss of $3.6 million, or $1.02 per basic and diluted share, compared to a net loss of $5.3 million, or $2.30 per basic and diluted share, for the quarter ended June 30, 2016.

For the quarter ended June 30, 2017, research and development expenses were $10.4 million compared to $4.4 million during the quarter ended June 30, 2016. The increase reflects additional patients enrolled in the Company’s phase 3 trial of ICT-107. The Company suspended this trial in June, and wrote off approximately $2.3 million of trial-related supplies and accrued approximately $3 million of expenses to wind down the trial.

During the quarter ended June 30, 2017, ImmunoCellular also recorded a credit of $7.7 million to account for the forgiveness of debt related to the CIRM award. This represents $5.5 million of funds advanced by CIRM for the phase 3 ICT-107 trial and the reversal of $2.2 million of accrued interest.

For the six months ended June 30, 2017, the Company incurred a net loss of $9.4 million, or $2.66 per basic and dilution share, compared to a loss of $11.0 million, or $4.76 per basic and diluted share during the same period in the prior year.

For the six months ended June 30, 2017, research and development expenses were $15.0 million compared to $9.2 million during the six months ended June 30, 2016. The increase reflects additional patients enrolled in the Company’s phase 3 trial of ICT-107 and the write-off of $2.3 million of trial related supplies and the accrual of approximately $3.0 million of expenses to wind down the trial.

The Company used $9.5 million of cash in operations for the six months ended June 30, 2017, compared to $11.2 million for the six months ended June 30, 2016. During the six months ended June 30, 2017, the Company reduced its vendor payments to conserve cash. As a result, accounts payable increased by $2.8 million. With the termination of the phase 3 trial of ICT-107, the Company expects future cash needs will decrease.

During the six months ended June 30, 2017, the Company incurred $3.6 million of non-cash expenses consisting of $30,000 of depreciation and $300,000 of stock based compensation and $2.4 million write-off of trial related supplies and $900,000 of accrued interest on the CIRM award. The Company also recorded non-cash credits of $8.3 million consisting of $7.7 million forgiveness of debt and $550,000 related to the revaluation of warrant derivatives. During the six months ended June 30, 2016, the Company incurred $1.1 million of non-cash expenses consisting of $500,000 of accrued interest on the CIRM award, $40,000 of depreciation, $30,000 of financing expenses and $500,000 of stock based compensation. The Company also recorded a non-cash credit of $900,000 related to the revaluation of warrant derivatives. As of June 30, 2017, the Company had $1.8 million of cash and 3.6 million shares of common stock issued and outstanding.

During the second quarter, the Company announced the wind down of the phase 3 registration trial of ICT-107 in newly diagnosed glioblastoma, while also seeking collaborative relationships relative to its pipeline of clinical-stage dendritic cell-based programs. The Company is focusing on financing and strategic alternatives for its immuno-oncology research and development pipeline and technology platform, which may include a potential merger, consolidation, reorganization or other business combination, as well as the sale of the Company or the Company’s assets.

As previously disclosed, in June, ImmunoCellular received a Deficiency Letter indicating that the Company is not in compliance with the stockholder’s equity requirement of the NYSE MKT Company Guide. As required, the Company submitted a plan to the NYSE MKT advising of actions it plans to undertake, to regain compliance with the continued listing standards by December 23, 2018. The Company is awaiting response from the NYSE MKT to its plan, elements of which included financing and restructuring of operations. If the Company’s plan is not accepted or if the Company fails to regain compliance by December 23, 2018, the NYSE MKT may commence delisting procedures.

In July 2017, ImmunoCellular completed the first tranche of a financing that provided $5 million in gross proceeds from the sale of convertible preferred stock, with the potential to secure an additional $9 million in funding from the exercise of warrants in the financing transaction over the next 12 months. Any additional proceeds in excess of the initial $5 million are dependent on the exercise of the warrants. Proceeds from the financing are being used to move forward with a restructuring plan focused on winding down ICT-107 activities and advancing early-stage research programs while continuing to seek partnership opportunities for development-stage assets.

Corporate Update Conference Call and Webcast on August 23, 2017

ImmunoCellular plans to hold a conference call and webcast on Wednesday, August 23, 2017 at 5:00 pm ET to provide a business update. The call will be hosted by Anthony J. Gringeri, PhD, President and Chief Executive Officer.

LIVE CALL:	(877) 853-5636 (toll-free); international dial-in: (631) 291-4544; conference code 71258130.

WEBCAST:	Interested parties who wish to listen to the webcast should visit the Investor Relations section of ImmunoCellular’s website at www.imuc.com, under the Events and Presentations tab. A replay of the webcast will be available one hour after the conclusion of the event.

The conference call will contain forward-looking statements. The information provided on the teleconference is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular’s pipeline includes: a Stem-to-T-cell research program, which engineers hematopoietic stem cells to generate cytotoxic T cells; ICT-121, a patient-specific, dendritic cell-based immunotherapy targeting CD133 found in recurrent glioblastoma; and ICT-140, a patient-specific, dendritic cell-based immunotherapy targeting ovarian cancer. ImmunoCellular recently announced the wind down of its phase 3 trial of ICT-107 in HLA-A2 patients while it pursues a collaborative arrangement or sale of its ICT-107 program. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding ImmunoCellular’s intentions and current expectations concerning, among other things, whether ImmunoCellular will be able to finance its ongoing operations following termination of existing clinical development programs; reduce outstanding obligations to creditors of the Company; minimize or defer the costs of restructuring in order to enable its immunotherapy program; the likelihood, timing and outcome of ImmunoCellular’s possible strategic alternatives, including a partnership or restructuring; ImmunoCellular’s ability to defend, and the potential outcome of, the purported securities class action and stockholder derivative claims lawsuits; and ImmunoCellular’s ability to achieve its other clinical, operational, strategic and financial goals. Forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including the availability of resources to continue to develop ImmunoCellular’s product candidates, the uncertain timing of completion and success of clinical trials, and the risk that ICT-107 can be further successfully developed or commercialized. Additional risks and uncertainties are described under the heading “Risk Factors” in ImmunoCellular’s most recently filed quarterly report on Form 10-K for the period ended December 31, 2016. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.652.4819

jane@jmgcomm.com

Condensed Consolidated Balance Sheets

	6/30/2017 (Unaudited)	12/31/2016
Cash	$1,814,005	$11,437,118
Other current assets	2,589,032	1,977,671
Non current assets	407,504	3,475,201

Total assets	$4,810,541	$16,889,990

Current liabilities	$7,720,173	$3,238,943
Warrant liability	27,862	573,560
CIRM liability	—	6,945,741
Shareholders’ deficit	(2,937,494)	6,131,746

	$4,810,541	$16,889,990

Condensed Consolidated Statement of Operations (Unaudited)

	3 months ended 6/30/2017	3 months ended 6/30/2016	6 months ended 6/30/2017	6 months ended 6/30/2016
Revenue	$0	$0	$0	$0
Research and development	10,353,601	4,433,222	15,039,321	9,170,797
General and administrative	988,266	1,049,815	1,781,444	2,149,647

Loss before other income (expenses)	(11,341,867)	(5,483,037)	(16,820,765)	(11,320,444)
Interest income	381	6,397	4,175	8,911
Interest expense	(430,024)	(281,996)	(882,683)	(546,823)
Financing expense	—	(16,595)	—	(31,231)
Change in fair value of warrant liability	442,922	445,660	545,698	926,671
Forgiveness of CIRM liability	7,719,440	—	7,719,440	—

Net loss	($3,609,148)	($5,329,571)	($9,434,135)	($10,962,916)

Net loss per share, basic and diluted:	$(1.02)	$(2.30)	$(2.66)	$(4.76)